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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Spacelabs Medical, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-47480, 33-50296, 33-71444, 33-95342 and 333-15815) on Form S-8 of Spacelabs
Medical, Inc., of our report dated February 3, 1999, relating to the consolidated balance sheets of Spacelabs Medical, Inc. and subsidiaries as of December 31, 1998 and December 26, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Spacelabs Medical, Inc.


                                                   KPMG  LLP
Seattle, Washington
March 23, 1999